Exhibit 10.1

STOCK ESCROW AGREEMENT

This STOCK ESCROW AGREEMENT, dated as of December 18, 2024 (together with Schedule A hereto, this “Agreement”), is between Legacy Education Antioch, LLC, a California limited liability company (“Buyer”), Contra Costa Medical Career College, Inc., a California corporation (“Seller”), and Equiniti Trust Company, LLC, a New York limited liability trust company, with principal offices located at 48 Wall Street, 22nd Floor, New York, New York 10005 (“Escrow Agent”).

WHEREAS, Buyer, and its parent entities, Legacy Education, LLC and Legacy Education, Inc. (“Buyer Parents”), Seller, and Seller’s affiliate Contra Costa Medical Career College Online, Inc. (“Seller CCMCCO”), and Stacey Orozco and Bulmaro Orozco (“Owners”), have entered into that certain Asset Purchase Agreement (the “Purchase Agreement”), made and entered into as of October 22, 2022 by and among Buyer, Buyer Parents, Seller, Seller CCMCCO, and Owners; and

WHEREAS, pursuant to the Purchase Agreement, Buyer will purchase from Seller and Seller CCMCCO the Purchased Assets in exchange for stated monetary consideration and the delivery to the Escrow Agent, for the benefit of Seller, of such number of shares of common stock of Legacy Education, Inc. (LGCY) as is equal in collective value to $1,000,000.00 based on the closing NYSE trading price of LGCY on December 17, 2024 (the “Specified Legacy Shares”); and

WHEREAS, all capitalized terms used herein but not defined herein shall have the meaning assigned to them in the Purchase Agreement; and

WHEREAS, Buyer shall place or cause to be placed with the Escrow Agent, in a segregated and restricted escrow account titled in the name of the Escrow Agent, the Specified Legacy Shares (the “Escrow Assets”), for the benefit of the Seller, to be held by the Escrow Agent in accordance with this Agreement;

WHEREAS, the Escrow Agent has agreed to accept, hold, and disburse the Escrow Assets deposited with it in accordance with written direction from Buyer and Seller; and

WHEREAS, in order to establish the Escrow Account(s) and otherwise to effect the provisions of the Purchase Agreement, the parties hereto have entered into this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Definitions. The following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms, except where the context requires otherwise. Unless the context requires otherwise, all references to “years,” “months,” or “days” shall mean “calendar years,” “calendar months,” and “calendar days.” References in this Agreement to “including” shall mean “including, without limitation,” whether or not so specified. Any term not defined below which is initially capitalized in this Agreement shall have the meaning ascribed to it in this Agreement. Any term used but not defined herein shall have the meaning ascribed to it in the Purchase Agreement, a copy of which has been provided to the Escrow Agent.

“Affiliate” means, with respect to any person, (a) a person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person, (b) any person of which such person is the beneficial owner of a twenty-five percent (25%) or greater interest, or (c) any person which acquires all or substantially all of the assets of such person. A person is deemed to control another person if such person, directly or indirectly, has the power to direct the management, operations or business of such person. The term “beneficial owner” is to be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York are authorized or obligated by law or executive order to close.

“Buyer Representative” shall mean the person(s) so designated on Schedule A hereto or any other person designated in a written notice delivered to Escrow Agent in accordance with the notice provisions of this Agreement.

“Claim Notice” shall mean a “Claim Notice,” as that term is used in Section 7.3 (a) of the Purchase Agreement, referring to an indemnification claim asserted by Buyer against Sellers pursuant to Article VII of the Purchase Agreement and for which Buyer, pursuant to Section 7.2 (f) of the Purchase Agreement, is seeking an offset against a portion of the Specified Legacy Shares held as Escrow Assets by the Escrow Agent, which Claim Notice shall have been delivered to both Seller and the Escrow Agent by use of confirmed deliver service.

“Escrow Assets” shall mean the Escrow Assets set forth on Schedule A hereto and deposited with Escrow Agent pursuant to Section 3 of this Agreement.

“Escrow Period” shall mean the period commencing on the date hereof and ending on the applicable termination date set forth on Schedule A hereto.

“Restricted Specified Legacy Shares” shall mean that all Specified Legacy Shares that have been noted by the Escrow Agent as being associated with and restricted by any one or more Buyer Claim Notices, with the number of Specified Legacy Shares to be assigned to any particular Buyer Claim Notice having been determined by the Escrow Agent as that number of shares which holds a collective value equal to the stated amount of the claim set forth in the Claim Notice presented to the Escrow Agent by Buyer, based on the closing trading price of Legacy Education, Inc. common stock (LGCY) on the New York Stock Exchange on the business day on which the Claim Notice is received by the Escrow Agent.

“Seller Representative” shall mean the person(s) so designated on Schedule A hereto or any other person designated by Seller in a written notice delivered to the Escrow Agent in accordance with the notice provisions of this Agreement.

“Specified Legacy Shares” shall mean the shares of common stock of Legacy Education, Inc. (LGCY), which have been issued in the name of Contra Costa Medical Career College, Inc. and delivered by Buyer to the Escrow Agent, pursuant to this Agreement, as the Escrow Assets that are described on Schedule A hereto.

“Written Direction” shall mean a written direction executed by the Buyer Representative and Seller Representative directing the Escrow Agent to disburse all or a portion of the Escrow Assets or to take or refrain from taking an action pursuant to this Agreement.

2.	Appointment of and Acceptance by Escrow Agent. The Buyer Representative and the Seller Representative hereby appoint the Escrow Agent to serve as escrow agent hereunder. The Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Assets, in accordance with Section 3 below, agrees to hold, upon receipt, the Escrow Assets in accordance with this Agreement.

3.	Deposit of Escrow Assets. At the Closing and in accordance with the terms of the Purchase Agreement, Buyer will cause the transfer of the Specified Legacy Shares as the Escrow Assets set forth on Schedule A hereto to the Escrow Agent, and the Escrow Agent shall accept such Escrow Assets and deposit them in a segregated account of the Escrow Agent. Buyer and Seller hereby confirm to the Escrow Agent that, upon and as of the date of the execution of this Agreement, none of the Specified Legacy Shares constitute Restricted Specified Legacy Shares.

4.	Disbursements of Escrow Assets; Unclaimed Assets.

(a)	In connection with any Claim Notice delivered by Buyer to Seller and the Escrow Agent, Buyer and Seller together shall calculate and agree upon the appropriate number of Specified Legacy Shares to be assigned to that claim as Restricted Specified Legacy Shares, based on the closing trading price of Legacy Education, Inc. common stock (LGCY) on the New York Stock Exchange on the business day on which the Claim Notice is received by Seller (with receipt confirmed by a delivery service) and Buyer and Seller shall issue a Written Direction to the Escrow Agent concerning the number of Restricted Specified Legacy Shares to be assigned to the Buyer claim. The escrow Agent shall maintain a record of any and all such Claim Notices and of the Restricted Specified Legacy Shares assigned to each such Claim Notice.

(b)	The Escrow Agent shall hold any and all Restricted Specified Legacy Shares until such time or times as it has received any one or more Written Directions instructing it as to when and to whom it shall release and transfer any one or more of such shares. Within five (5) business days of its receipt of a Written Direction providing instructions on the release and transfer of any Restricted Specified Legacy Shares, the Escrow Agent shall release and transfer such shares as instructed in the Written Direction.

(c)	At the expiration of the Escrow Period and upon Written Direction, the Escrow Agent shall release and transfer to Seller all Specified Legacy Shares that are not Restricted Specified Legacy Shares and shall also disburse to Seller any dividends or other earnings that the Escrow Agent has received in connection with its possession of the Specified Legacy Shares.

(d)	If there are any Restricted Specified Legacy Shares being held by the Escrow Agent upon the expiration of the Escrow Period, for which no Written Direction has been given by Buyer and Seller, Buyer and Seller shall provide a Written Direction to the Escrow Agent, no later than five (5) business days following the expiration of the Escrow Period, as to whether (I) Buyer and Seller desire for the Escrow Agent to continue to hold the remaining Restricted Specified Legacy Shares, pursuant to the terms and fees under this Agreement, for some period of time until Buyer and Seller have achieved a resolution with respect to those shares, or (II) Buyer and Seller desire for the Escrow Agent to release and transfer the remaining Restricted Specified Legacy Shares to one or more designated parties.

(e)	If there is any amount of undisbursed or unclaimed Specified Legacy Shares, Restricted Specified Legacy Shares or other Escrow Assets upon the expiration of the Escrow Period and if the Escrow Agent shall not have received a Written Direction no later than five (5) days after the expiration date, then the Escrow Agent, in addition to its other rights herein, (x) (A) may maintain and manage such Escrow Assets for such period of time as it determines may be necessary or appropriate, including in accordance with applicable state escheatment and unclaimed property laws, as determined by Escrow Agent in its sole discretion and (B) shall have the right to escheat any such Escrow Assets pursuant to applicable state escheatment and unclaimed property laws and, in such case, shall remit such Escrow Assets (less any fees, costs, expenses or other amounts due to Escrow Agent or any other Indemnified Party (as defined below) in accordance with this Agreement (including Schedule A hereto)) to any relevant competent authority and (y) may take any other action permitted by this Agreement.

(f)	All disbursements of Escrow Assets shall be subject to the fees, costs, expenses and other amounts due to Escrow Agent hereunder.

5.	Suspension of Performance; Disbursement into Court. If, at any time, (i) there shall exist any dispute between Buyer and Seller with respect to the holding or disposition of all or any portion of the Escrow Assets or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Assets or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) Buyer has not, within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor escrow agent to act hereunder (which such successor escrow agent has accepted such appointment), then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)	suspend the performance of any of its obligations (including any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be).

(b)	petition (by means of an interpleader action or any other appropriate method) the United States District Court for the Southern District of the State of New York, or if such court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York within New York County, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Assets, after deduction and payment to the Escrow Agent of all fees, costs and expenses (including court costs and expenses and attorneys’ fees) or any other amount payable to, incurred by, or expected to be incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

The Escrow Agent shall have no liability to Buyer or Seller, or to their respective shareholders, partners, or members, officers or directors, employees, Affiliates or any other person with respect to any such suspension of performance or disbursement into court (including any disbursement obligations hereunder), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Assets or any delay in or with respect to any other action required or requested of the Escrow Agent, absent willful misconduct or gross negligence by the Escrow Agent.

6.	Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days’ prior written notice to Buyer Representative and the Seller Representative specifying the date when such resignation shall take effect. Upon any such notice of resignation, the Buyer Representative and the Seller Representative shall issue to the Escrow Agent a Written Direction authorizing redelivery of the Escrow Assets to a bank or trust company that has been retained as successor to the Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Assets and shall deliver all Escrow Assets to the successor escrow agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees, costs and expenses (including court costs and expenses and reasonable outside attorneys’ fees) or any other amount payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

After any retiring Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement. Any corporation or other entity into which the Escrow Agent may be merged or converted or with which it may be merged or consolidated, or any other entity to which all or a majority of all of the Escrow Agent’s escrow business may be transferred by sale of assets or otherwise, shall be the Escrow Agent under this Agreement without further act or consent of any party hereto.

7.	Liability of Escrow Agent. The Escrow Agent undertakes to perform only the ministerial duties as are expressly set forth herein and no other duties and obligations (fiduciary or otherwise) shall be implied. The Escrow Agent shall have no duty to enforce any obligation of any other person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any other person to perform any other act. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement (even though such agreement may be referenced in this Agreement) other than this Agreement. In the event of any conflict between the terms and provisions of this Agreement and any other agreement, as to the Escrow Agent, the terms and conditions of this Agreement shall control subject to Section 26 hereof. The Escrow Agent is not a party to the Purchase Agreement, is not bound by any of its terms, and has not undertaken in any way to effectuate, implement or comply with the Purchase Agreement. The Escrow Agent shall not be liable to Buyer or Seller or to anyone else for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to Buyer or Seller. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Assets in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent shall have no duty to solicit any payment which may be due to be paid in Escrow Assets or to confirm or verify the accuracy or correctness of any amounts deposited in accordance with this Agreement. The Escrow Agent may rely conclusively, and shall be protected in acting, upon any notice, instruction (including a Written Direction (such as a wire transfer instruction)), request, order, judgment, certification, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, demand or other instrument or document, not only as to its due execution, validity (including the authority of the person signing or presenting the same) and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall believe in good faith to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, absent gross negligence or willful misconduct by the Escrow Agent. The officers, directors, members, partners, trustees, employees, agents, attorneys or other representatives and Affiliates of the Escrow Agent owe no duty or obligation to any party hereunder and shall have no liability to any person by reason of any error of judgment, for any act done or not done, for any mistake of fact or law, or otherwise, absent gross negligence or willful misconduct.

The Escrow Agent shall not be obligated to take any legal or other action or commence any proceeding in connection with the Escrow Assets, any account in which Escrow Assets are deposited, this Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding (whether or not it shall have been furnished with acceptable indemnification and advancement). The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder or relating to any dispute or question involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the written opinion of such counsel. Upon demand, Buyer and Seller shall jointly and promptly pay, in equal parts, the reasonable fees, costs and expenses of any such counsel. The Escrow Agent shall have no responsibility with respect to the use or application of any the Escrow Assets paid by the Escrow Agent pursuant to the provisions hereof.

The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Assets, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Assets is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

8.	Indemnification of Escrow Agent. From and at all times after the date of this Agreement, Buyer and Seller shall, to the fullest extent permitted by law, defend, indemnify and hold harmless the Escrow Agent and each director, officer, member, partner, trustee, employee, attorney, agent and Affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims, losses, damages, liabilities, costs, penalties, settlements, judgments and expenses of any kind or nature whatsoever (including costs and expenses and reasonable outside attorneys’ fees) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of, in connection with, or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including Buyer and Seller, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether it is an Indemnified Party or not) under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement), whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation (without derogation of any other indemnity afforded to the Escrow Agent); provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of any Indemnified Party. Any amounts paid by Buyer or Seller in respect of this paragraph shall be promptly repaid by the applicable Indemnified Party in the event of any gross negligence or willful misconduct of any Indemnified Party relating to such amounts paid.

The parties hereto agree that neither the payment by Buyer or Seller of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Assets in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, the respective rights and obligations of Buyer, on the one hand, and Sellers and certain individuals, on the other hand, under the Purchase Agreement.

9.	Fees, Costs and Expenses of Escrow Agent. Buyer is responsible for the cost of compensating the Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse the Escrow Agent for all of its reasonable out-of-pocket costs and expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A hereto are hereby incorporated by this reference, and form a part of this Agreement. All of the compensation and reimbursement obligations set forth in this Section 9 shall be payable by Buyer upon execution of this Agreement , in the future, upon demand by the Escrow Agent. The Escrow Agent is expressly authorized and directed to, and may, charge against and disburse to itself by liquidation of part of the Escrow Assets, from time to time, the amount of any compensation and reimbursement of any costs, fees and expenses set forth on Schedule A hereto which are due and payable hereunder, including any amount to which the Escrow Agent or any other Indemnified Party is entitled to seek indemnification pursuant to Section 8 hereof, or any other amount owing to the Escrow Agent hereunder. The Escrow Agent shall notify Buyer of any such disbursement by liquidation of part of the Escrow Assets to itself or any other Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to Buyer copies of all related invoices and other statements in advance of any such disbursement.

10.	Patriot Act Disclosure; Taxpayer Certification and Reporting.

(a)	Patriot Act Disclosure. Buyer and Seller acknowledge that a portion of the identifying information set forth on Schedule A hereto is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar law, rule, regulation, order, or other governmental act to which the Escrow Agent is subject, in a timely manner and consent to the Escrow Agent obtaining from third parties any such identifying information. Buyer and Seller represent that all identifying information set forth on Schedule A hereto is true and complete on the date hereof and will be true and complete at the time of any disbursement of the Escrow Assets. For a non-individual person such as a charity, a trust, or other legal entity, the Escrow Agent may require documentation to verify formation and existence as a legal entity. The Escrow Agent may also require financial statements, licenses, identification and authorization documentation from any individual claiming authority to represent the entity or other relevant documentation.

(b)	Certification and Tax Reporting. Buyer and Seller each have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. Buyer and Seller each acknowledges that solely for tax purposes, the Escrow Agent does not have any interest in the Escrow Assets or the escrow account(s). All interest or other income earned under this Agreement shall be allocated to Seller and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Assets by Seller whether or not said income has been distributed during such year. Seller shall timely file all tax returns and pay all taxes due with respect to any income earned or losses generated with respect to the Escrow Assets. The Escrow Agent shall not have any liability for the payment of taxes with respect to the Escrow Assets, and Seller shall indemnify and hold Escrow Agent harmless from and against all such taxes. The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. Buyer and Seller hereby represent and warrant to Escrow Agent that (i) there is no sale or transfer of a United States Real Property Interest as defined under Section 897(c) of the Internal Revenue Code of 1986, as amended, in the underlying transaction giving rise to this Agreement and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

11.	Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of the State of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement.

12.	Notice. All notices, instructions (pursuant to Written Direction or otherwise), approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when such writing is delivered by hand or overnight delivery service, or (b) upon telephone call-back in accordance with Section 13 below, after being sent by e-mail with PDF attachment from the designated e-mail account(s) of the sending person(s) as designated on Schedule A hereto to the designated e-mail account(s) of the receiving person(s) as designated on Schedule A hereto or (c) three (3) Business Days after being mailed by first class mail (postage prepaid), in each case to the address set forth on Schedule A hereto or to such other address as each party hereto may designate for itself by like notice.

13.	Security Procedures. If notices, instructions (pursuant to Written Direction or otherwise), approvals, consents, requests, and other communications, are received by Escrow Agent by e-mail at its e-mail account(s) as designated on Schedule A hereto, Escrow Agent is authorized, but not required, to seek prompt confirmation of such communications by telephone call-back to the sending person or persons’ telephone number(s) as designated on Schedule A hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated in that call-back. Any e-mail by PDF attachment executed by more than one person shall be sent by each signatory. The persons and their telephone numbers authorized to receive call-backs as designated in Schedule A hereto may be changed only in a writing actually received and acknowledged by Escrow Agent and delivered in accordance with Section 12 above and, if applicable, this Section 13. If the Escrow Agent is unable to contact any such designated person, the Escrow Agent is hereby authorized (but not required) both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of the executive officers of Buyer and Seller (each, an “Executive Officer”), as the case may be, who shall include individuals holding titles of General Counsel, Chief Financial Officer or more senior thereto, as the Escrow Agent may select. Such Executive Officer(s) shall deliver to the Escrow Agent a fully executed incumbency certificate upon the Escrow Agent’s request, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer(s). The parties to this Agreement acknowledge and agree that the security procedures set forth above are commercially reasonable.

The Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the parties hereto to identify (i) a beneficiary, (ii) a beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrow Assets for any payment order it executes using any such identifying number, even where its use may result in a person other than a beneficiary being paid, or the transfer of funds to a bank other than a beneficiary’s bank or an intermediary bank designated.

14.	Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing signed by the parties hereto. No delay or omission by any party hereto in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

15.	Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16.	Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

17.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the holding, investment and disbursement of the Escrow Assets and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Assets.

18.	Binding Effect. All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Buyer, Seller and the Escrow Agent.

19.	Execution in Counterparts. This Agreement and any Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Subject to Section 12 and Section 13 hereof, this Agreement and any Written Direction may be executed and delivered by e-mailing a PDF version of a signed signature page, which shall have the same force and effect as the delivery of an originally executed signature page.

20.	Termination of Escrow Agent. Upon the first to occur of (i) the termination of the Escrow Period (subject to the occurrence of the related distribution(s)), (ii) the disbursement of all assets and amounts in the Escrow Account or (iii) the resignation of the Escrow Agent, Escrow Agent shall be released from its obligations hereunder and the Escrow Agent shall have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Assets. The obligations of Buyer and Seller continue to exist notwithstanding the termination or discharge of the Escrow Agent’s obligations or liabilities hereunder until the obligations of Buyer and Seller have been fully performed.

21.	Dealings. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for Buyer or for any other entity.

22.	Currency. The currency applicable to any amount payable or receivable under this Agreement is United States dollars.

23.	Force Majeure. Notwithstanding anything to the contrary hereunder, the Escrow Agent shall not be liable for any delay, failure to perform, or other act or non-act resulting from acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruption, vendor failures (including information technology providers), and other similar causes.

24.	No Third-Party Beneficiaries. This Agreement and all of its terms and conditions are for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable rights, remedy, or claim under or with respect to this Agreement or any term or condition of this Agreement.

25.	No Strict Construction. The parties hereto have participated jointly in the negotiation and draft of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it were drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any provision of this Agreement.

26.	Priority.

(a)	In the event of any conflict between the provisions of Schedule A hereto and the remainder of this Agreement, this Agreement shall be construed in a manner prescribed by the Escrow Agent acting in good faith.

(b)	Nothing contained in this Agreement shall amend, replace or supersede any agreement between Parent and the Escrow Agent to act as Parent’s transfer agent, which agreement shall remain of full force and effect.

27.	Headings. The headings in this Agreement are for convenience purposes and shall be ignored for purposes of enforcing this Agreement, do not constitute a part of this Agreement, and may not be used by any party hereto to characterize, interpret, limit or affect otherwise any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Buyer: Legacy Education Antioch, LLC

By:
Name:	LeeAnn Rohmann
Title:	Manager

Seller: Contra Costa Medical Career College, Inc.

By:
Name:	Stacey Orozco
Title:	President

Escrow Agent: Equiniti Trust Company, LLC

By:
Name:	Michael Legregin
Title:	Senior Vice President

SCHEDULE A

1.	Escrow Assets.

(a)	118,906 Shares of Common Stock of Legacy Education, Inc. (LGCY) (based on LGCY closing trading price on NYSE of $8.41 on December 17, 2024)

*For avoidance of doubt, it is agreed that Escrow Agent shall have no power to vote any of such shares.

2.	Escrow Agent Fees.

Annual Escrow Fee: $7500

Distribution Fee (Each): $3500

The Annual Escrow Fee for each year of the term of this Agreement is payable upon execution of this Agreement. In the event the escrow is not funded, the Annual Escrow Fee and all related expenses, including attorneys’ fees, costs and expenses remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an escrow account and are subject to reasonable adjustment based on final review of documents, or when Escrow Agent is called upon to undertake unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by this Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

The fees quoted in this schedule are subject to reasonable adjustment by Escrow Agent in accordance with its customary practices and if it is called upon to undertake further unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand.

3.	Termination and Disbursement. Unless earlier terminated by the provisions of this Agreement, the Escrow Period will terminate on December 17, 2025 (the “Termination Date”), subject to the distribution of all of the Escrow Assets. Notwithstanding anything to the contrary herein, this Agreement shall continue in full force and effect so long as any Escrow Assets remain deposited with the Escrow Agent and the Escrow Agent shall not distribute any Escrow Assets that are the subject of any Claim Notice unless instructed to distribute such Escrow Assets by Written Instruction.

4.	Representatives. The following person is hereby designated and appointed as a Buyer Representative:

LeeAnn Rohmann	Specimen signature
Legacy Education Antioch, LLC .
Manager
31625 De Portola Road
Temecula, CA 92592
(951)297-3440
LRohmann@legacyed.edu

The following person is hereby designated and appointed as a Seller Representative:

Stacey Orozco	Specimen signature
4041 Lone Tree Way, Suite 101
Antioch, CA 94531
Email: stacey@ccmcc.edu

5.	Notice Addresses.

If to Buyer:

LeeAnn Rohmann

Chief Executive Officer

31625 De Portola Road

Temecula, CA 92592

(951)297-3440

LRohmann@hdmc.edu

with a copy (which shall not constitute notice) to:

Rouse Frets White Goss Gentile & Rhodes, P.C.

5250 West 116th Place, Suite 400

Leawood, KS 66211

Fax (913)928-6739

rholt@rousepc.com

Attn: Ronald L. Holt, Esq.

If to Escrow Agent at:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attn: Escrow Department

Tel: (718) 921.8135

with copy to:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attn: General Counsel

Tel: (718) 921.8200

If to the Seller at:

Stacey Orozco

4041 Lone Tree Way, Suite 101

Antioch, CA 94531

6.	Designated Email Accounts and Telephone Call-Back Numbers (for persons designated to send and receive notices by e-mail).

Buyer:

Name	Email Address	Phone

LeeAnn Rohmann	LRohmann@legacyed.edu	(951) 297-3440

Seller:

Name	Email Address	Phone

Stacey Orozco	stacey@ccmcc.edu

Escrow Agent:

Name	Email Address	Phone

David Barker	David.Barker@equiniti.com	(929) 236-4538